Exhibit 99.1

5/7/2019

BIOHAVEN PHARMACEUTICALS REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS AND ADVANCEMENTS IN NEUROINNOVATION PLATFORMS

▪	Secured Priority Review Voucher (PRV) enabling expedited regulatory review of rimegepant Zydis® ODT New Drug Application (NDA)

▪	Completed $125 million preferred stock sale to Royalty Pharma

▪	Continued enrollment in oral rimegepant Phase 3 trial for the preventive treatment of migraine; topline results anticipated in 4Q2019

▪	Acceptance of investigational new drug application (IND) for rimegepant in China

▪	Initiated first Phase 2/3 clinical trial of intranasal CGRP-receptor antagonist, BHV-3500, for the acute treatment of migraine; topline results anticipated in 4Q2019

▪	Acceptance of Late-Breaking oral presentation of rimegepant Zydis® ODT Phase 3 results at AAN 2019 Annual Meeting and new data release at investor event

▪	Expanded senior leadership team with broad market migraine and common disease commercial expertise

▪	Advanced enrollment across four Phase 3 troriluzole trials including in Alzheimer’s disease, generalized anxiety disorder, obsessive-compulsive disorder and spinocerebellar ataxia

NEW HAVEN, Conn., May 7, 2019 /PRNewswire/ -- Biohaven Pharmaceutical Holding Company Ltd. (NYSE: BHVN), a biotechnology company focused on advancing innovative therapies for neurological and neuropsychiatric diseases, reported financial results and business updates for the quarter ended March 31, 2019.

Vlad Coric, M.D., CEO of Biohaven commented, "In the first quarter of 2019, we took key strategic steps to accelerate the regulatory review and advance the commercialization of rimegepant Zydis® Orally Dissolving Tablet (ODT). Our efforts to secure a priority review voucher will enable an expedited 6-month review of our NDA. Additionally, we made important progress in our broader NOJECTION™ migraine platform including: commenced enrollment in our Phase 2/3 clinical trial of BHV-3500, the first CGRP receptor antagonist designed to be administered in an intranasal formulation, for the acute treatment of migraine, continued enrollment in our Phase 3 rimegepant migraine preventive treatment clinical trial and the acceptance of our rimegepant IND in China through our wholly-owned subsidiary BioShin."

"Beyond migraine, we were pleased to continue enrollment in four Phase 3 clinical trials evaluating troriluzole in Alzheimer’s Disease, Generalized Anxiety Disorder, Obsessive Compulsive Disorder and Spinocerebellar Ataxia. We also completed important preclinical workstreams to further enable the clinical development of BHV-5000, our oral, low-trapping NMDA antagonist. In our MPO platform, we announced receipt of FDA orphan drug designation for verdiperstat for the treatment of multiple system atrophy. Our world-class team of clinical and commercial professionals remain dedicated and focused on advancing our drug candidates to patients as efficiently as possible."

First Quarter and Recent Business Highlights:

•
Late-Breaking Oral Presentation Accepted at American Academy of Neurology (AAN) 2019 Annual Meeting - In May 2019, Biohaven announced that results from the pivotal rimegepant Zydis® ODT Phase 3 clinical trial will be presented as a late-breaking oral presentation at the AAN 2019 Annual Meeting in Philadelphia, May 7, 2019. This presentation is 1 of only 11 abstracts accepted as part of the Emerging Science (Late-Breaking) program, and the only CGRP-targeting migraine data accepted for the Late-Breaking session. Rimegepant is an oral, single-dose, selective and potent small molecule calcitonin gene-related peptide (CGRP) receptor antagonist in development for the acute and preventive treatment of migraine.

•
Appointed William "BJ" Jones as Chief Commercial Officer, Migraine and Common Diseases - In April 2019, Biohaven announced the appointment of BJ Jones as Chief Commercial Officer, Migraine and Common Diseases. Mr. Jones will oversee the commercial development of the Company's CGRP receptor antagonist platform portfolio and glutamate portfolio in Alzheimer's Disease (AD), obsessive compulsive disorder (OCD), and generalized anxiety disorder (GAD).

Mr. Jones is a seasoned pharmaceutical executive with two decades of commercial and neuroscience expertise in large pharmaceutical companies and small biotech firms. His commercial experience includes mass market product launches for notable brands like Excedrin Migraine®, Farxiga®, Pradaxa®, BiDil®, and Abilify®. He joins Biohaven from Takeda Pharmaceuticals, Inc., where he served as Vice President, Sales and Commercial Operations. In the ten years prior to joining Takeda, he held leadership roles in marketing, operations and business development at AstraZeneca, Bristol-Myers Squibb, Boehringer-Ingelheim and NitroMed. He has led large diverse teams and has significant neuroscience (schizophrenia, bipolar, depression) and migraine experience in large primary care markets.

Mr. Jones is a graduate of the U.S. Air Force Academy and attained the rank of Major through his active duty to reserve service. He has a Master of Business Administration from Stanford Graduate School of Business and a Master of Science degree in Industrial Engineering from Texas A&M University.

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Commenced Enrollment in Phase 2/3 Clinical Trial of BHV-3500 for the Acute Treatment of Migraine - In April 2019, the Company announced the commencement of enrollment in a Phase 2/3 clinical trial assessing the efficacy of BHV-3500, the first CGRP receptor antagonist drug candidate to be administered in an intranasal formulation and Biohaven’s second drug candidate from its NOJECTION™ migraine platform. The trial will randomize approximately 1,600 patients across four treatment arms, 5, 10, and 20 mg of BHV-3500 versus placebo, and topline results are anticipated in the fourth quarter of 2019.

In February 2019, the Company reported that administration of intranasal BHV-3500 in a Phase 1 clinical trial had achieved targeted therapeutic exposures and demonstrated significantly earlier time to maximal concentration (Tmax) than those observed with other small molecule CGRP receptor antagonists, suggesting the potential for an ultra-rapid onset of action without the need for an injection. BHV-3500 is a novel, third generation CGRP receptor antagonist being developed by Biohaven. Intranasal BHV-3500 utilizes the Aptar Pharma Unit Dose System, which is designed to enable systemic delivery of drugs without the need for injection or administration by a healthcare professional.

•
Secured Priority Review Voucher to Expedite Regulatory Review of Rimegepant Zydis ODT NDA - In March 2019, the Company announced the purchase of a U.S. Food and Drug Administration (FDA) priority review voucher (PRV) to use with the New Drug Application (NDA) submission for rimegepant Zydis® ODT. The PRV entitles the holder to designate an NDA for priority review and provides for an expedited 6-month review.

•
Announced $125 million transaction with Royalty Pharma - The purchase of the PRV, and additional funding for general corporate uses, was funded by a sale of $125 million preferred shares to Royalty Pharma.

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Announced Completion of Pre-NDA meeting with FDA for Oral CGRP Receptor Antagonist Rimegepant - In March 2019, the Company announced that it concluded its pre-NDA meetings with the FDA for rimegepant Zydis® ODT and tablet formulations for the acute treatment of migraine. Biohaven submitted a pre-NDA briefing document to the FDA that outlined the Company's preliminary data package being prepared for the NDA submission, including clinical safety and efficacy, non-clinical results, CMC and other regulatory elements. Based on the feedback from the FDA, the Company believes its regulatory data package will be sufficient for submission, with acceptance of the final NDA subject to the FDA's review of the complete filing.

•
Commenced Enrollment in Phase 3 Clinical Trial of Troriluzole in SCA - In March 2019, the Company announced enrollment in a Phase 3 clinical trial assessing the efficacy and safety of troriluzole in Spinocerebellar Ataxia (SCA). The trial will randomize approximately 230 patients across two treatment arms, 200 mg of troriluzole versus placebo, and enrollment completion is anticipated in the first quarter of 2020. Based on findings from the previous Phase 2b/3 clinical trial, Biohaven enriched the trial with specific genotypes, extended the treatment period of the trial to one year, implemented the use of a modified SARA scale and increased the dose of troriluzole from 140 to 200 mg.

The Company also announced results from a post-hoc analysis of patients enrolled in the short-term randomization and long-term extension phase of Study BHV4157-201, an initial Phase 2b/3 randomized controlled trial of troriluzole in patients with SCA, compared to patients selected from a natural history cohort of SCA patients who were matched on multiple eligibility criteria. Based on analysis of covariance (ANCOVA) least square mean changes after one year were -0.34 points (representing numerical improvement with a 95% confidence interval of -0.94 to 0.26) for 81 troriluzole-treated patients versus +1.07 points (representing numerical decline with a 95% confidence interval of 0.56 to 1.58) for 112 natural history cohort patients (increasing score indicates worsening disease status). The LS Mean difference between cohorts was -1.41 points (95% confidence interval of -2.22 to -0.60) suggesting therapeutic benefits of troriluzole (p=0.0007). Patients in Study BHV4157-201 were treated with 140 mg of troriluzole administered daily for one year.

•
Commenced Enrollment in Phase 3 Clinical Trial of Troriluzole in GAD - In February 2019, the Company announced enrollment in a Phase 3 clinical trial assessing the efficacy and safety of troriluzole in GAD. The trial will randomize approximately 372 patients across two treatment arms, 100 mg of troriluzole versus placebo, and enrollment completion is anticipated in the fourth quarter of 2019. The primary outcome measure is the change in a patient's score on the Hamilton Anxiety Rating Scale, a scale designed to assess the severity and type of symptoms in patients with GAD. The trial will also assess the safety, tolerability and pharmacokinetics of troriluzole. Troriluzole is a third-generation tripeptide prodrug and new chemical entity that modulates glutamate, the most abundant excitatory neurotransmitter in the human body. The therapeutic potential of troriluzole in GAD is supported by clinical and translational research studies suggesting that glutamatergic dysfunction is implicated in the pathophysiology of anxiety disorders.

•
Received Orphan Drug Designation from FDA for Verdiperstat for Multiple System Atrophy - In February 2019, the Company announced receipt of orphan drug designation from the FDA for its product candidate verdiperstat (previously BHV-3241), a novel myeloperoxidase (MPO) inhibitor, for the treatment of multiple system atrophy (MSA). Verdiperstat completed Phase 1 clinical trials at doses up to 900mg twice a day and preliminary results from a Phase 2a trial in patients with MSA showed numerical improvements on the change from baseline Unified MSA Rating Scale.

The Company had received notification from the FDA that it may proceed with its clinical investigation of verdiperstat in January of 2019. The FDA May Proceed Letter was received following Biohaven's reactivation of the IND application initially filed by AstraZeneca prior to licensing the compound to Biohaven. Verdiperstat is a potential first-in-class, oral, brain-penetrant, irreversible inhibitor of MPO, an enzyme that acts as a key driver of pathological oxidative stress and inflammation in the brain.

•
Announced Acceptance of IND Filing for Rimegepant in China - In January 2019, the Company, together with its wholly-owned Asia-Pacific subsidiary company BioShin, announced that the National Medical Products Administration (NMPA) had accepted its IND application for rimegepant, Biohaven's lead oral CGRP receptor antagonist product candidate, for the treatment of migraine. Rimegepant is the first small molecule, orally administered, CGRP receptor antagonist potentially being developed for both the acute and preventive treatment of migraine in China. Biohaven's wholly-owned Asia-Pacific subsidiary, BioShin, is developing and potentially commercializing Biohaven's late-stage product portfolio in China.

Upcoming Milestones:
Biohaven is progressing drug candidates through clinical programs in a number of common and rare disorders. The Company expects to reach significant pipeline milestones with its CGRP receptor antagonists, glutamate modulators and myeloperoxidase inhibitor in the coming quarters.

The Company expects to:

•	Continue to advance the rimegepant Zydis® ODT (orally dissolving tablet) and tablet formulation development programs towards commercialization for the acute treatment of migraine.

•	Report Phase 3 topline data for rimegepant in preventive treatment of migraine in 4Q2019.

•	Report Phase 2/3 topline efficacy and safety results for intranasal BHV-3500 in acute treatment of migraine in 4Q2019.

•	Initiate a Phase 2 proof of concept trial in 2019 to evaluate the safety and efficacy of rimegepant in patients with treatment refractory trigeminal neuralgia.

•	Hold an Investor and Key Opinion Leader Event at AAN.

•	Announce PDUFA decision on Nurtec™ NDA for treatment of amyotrophic lateral sclerosis via Section 505(b)(2) pathway in 3Q2019.

•	Complete enrollment in Phase 2/3 trial of troriluzole in Alzheimer's disease in 4Q2019.

•	Complete enrollment in Phase 2/3 trial with troriluzole in Obsessive-compulsive Disorder by the end of 2019.

•	Complete enrollment in Phase 2/3 trial of troriluzole in Generalized Anxiety Disorder by the end of 2019.

•	Complete enrollment in Phase 3 trial of troriluzole in Spinocerebellar Ataxia in the first quarter of 2020.

•	Initiate a Phase 3 clinical trial for the treatment of MSA, a rare, rapidly progressive and fatal neuroinflammatory disease with no cure or effective treatments, in 3Q2019.

First Quarter 2019 Financial Results
Cash Position: Cash as of March 31, 2019 was $217.4 million, compared to $264.2 million as of December 31, 2018.

R&D Expenses: Research and development (R&D) expenses were $41.0 million for the three months ended March 31, 2019, compared to $75.6 million for the three months ended March 31, 2018. The decrease of $34.6 million was primarily due to the upfront payment to BMS in the three months ended March 31, 2018 of $50.0 million, partially offset by increases in direct costs of $6.3 million for the BHV-3500 program, $3.4 million in personnel costs, including non-cash share-based compensation, $3.4 million in direct costs for the troriluzole program, and $2.0 million in direct costs for the rimegepant program. The increases in direct costs for the BHV-3500 and troriluzole programs were primarily due to an increase in the number of clinical trials, and the cost of operating later-stage trials, for the three months ended March 31, 2019 as compared to the same period in 2018. The increase in personnel-related costs, including non-cash share-based compensation, was a result of hiring additional research and development personnel. Headcount in R&D increased to 43 as of March 31, 2019, compared to 29 as of March 31, 2018. Non-cash share-based compensation expense, included in personnel-related costs, was $3.7 million for the three months ended March 31, 2019, an increase of $2.3 million as compared to the same period in 2018.

G&A Expenses: General and administrative (G&A) expenses were $13.5 million for the three months ended March 31, 2019, compared to $7.9 million for the three months ended March 31, 2018. The increase of $5.6 million was primarily due to increases in personnel-related costs, including non-cash share-based compensation, due to the hiring of additional personnel in G&A functions, preparation for commercialization activities, professional fees supporting ongoing business operations, and additional fees to comply with being a public company. Headcount, outside of R&D, increased to 30 as of March 31, 2019, compared to 20 as of March 31, 2018. Non-cash share-based compensation expense, included in personnel-related costs, was $3.6 million for the three months ended March 31, 2019, an increase of $2.0 million as compared to the same period in 2018.

Net Loss: The Company reported a net loss attributable to common shareholders of $62.3 million or $1.41 per share for the three months ended March 31, 2019, compared to $85.5 million, or $2.32 per share, for the three months ended March 31, 2018.

About Biohaven
Biohaven is a clinical-stage biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological diseases, including rare disorders. Biohaven has combined internal development and research with intellectual property licensed from companies and institutions including Bristol-Myers Squibb Company, AstraZeneca AB, Yale University, Catalent, ALS Biopharma LLC and Massachusetts General Hospital. Currently, Biohaven's lead development programs include multiple compounds across its CGRP receptor antagonist and glutamate modulator platforms. The Company's common shares are listed on the New York Stock Exchange and traded under the ticker symbol BHVN. More information about Biohaven is available at www.biohavenpharma.com.

About Catalent
Catalent is the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products. With over 85 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Catalent employs over 11,000 people, including over 1,800 scientists, at more than 30 facilities across five continents, and in fiscal 2018 generated approximately $2.5 billion in annual revenue. Zydis® is a registered trademark of Catalent. Catalent is headquartered in Somerset, New Jersey. For more information, visit www.catalent.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve substantial risks and uncertainties, including statements that are based on the current expectations and assumptions of the Company's management. All statements, other than statements of historical facts, included in this press release regarding the Company's business and product candidate plans and objectives are forward-looking statements. Forward-looking statements include those related to: the expected commencement and completion of clinical trials, the anticipated timing of availability of data from those trials, the timing of expected regulatory submissions and approvals, the efficacy and safety profiles of the Company’s product candidates and their expected benefits compared to other treatment options, and other statements regarding the Company’s plans and objectives, expectations and assumptions of management. The use of certain words, including the words "expect," "anticipate," "will," "potential," "plan," "might" and similar expressions are intended to identify forward-looking statements. The Company may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements. Various important factors could cause actual results or events to differ materially from those that may be expressed or implied by the forward-looking statements including risks and uncertainties related to the timing of initiating, enrolling and completing clinical trials; the commencement or completion of enrollment in any clinical trial does not guarantee the continuation or successful outcome of the trial, or the acceptance by the FDA of a regulatory package for the drug candidate being tested; the submission of an IND does not guarantee that the FDA will permit clinical trials to begin; and those factors described in the "Risk Factors" section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2019 and the Company’s other filings with the Securities and Exchange Commission. The forward-looking statements are made as of this date and the Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Operating expenses:
Research and development	$41,003	$75,579
General and administrative	13,462	7,857
Total operating expenses	54,465	83,436
Loss from operations	(54,465)	(83,436)
Other income (expense):
Non-cash interest expense on liability related to sale of future royalties	(6,813)	—
Change in fair value of warrant liability	—	(1,182)
Loss from equity method investment	(900)	(728)
Other	(17)	(29)
Total other expense, net	(7,730)	(1,939)
Loss before provision for income taxes	$(62,195)	$(85,375)
Provision for income taxes	109	87
Net loss and comprehensive loss	$(62,304)	$(85,462)
Net loss per share — basic and diluted	$(1.41)	$(2.32)
Weighted average common shares outstanding—basic and diluted	44,242,070	36,793,090

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash	$217,407	$264,249
Prepaid expenses and other current assets	9,966	8,090
Total current assets	227,373	272,339
Property and equipment, net	7,157	6,248
Equity method investment	10,514	11,414
Other assets	36	11
Total assets	$245,080	$290,012
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$8,210	$10,752
Accrued expenses	15,483	8,782
Total current liabilities	23,693	19,534
Liability related to sale of future royalties, net	124,332	117,515
Other long-term liabilities	44	2,043
Total liabilities	$148,069	$139,092
Total shareholders’ equity	$97,011	$150,920
Total liabilities and shareholders’ equity	$245,080	$290,012

For further information, contact Dr. Vlad Coric, Chief Executive Officer, at Vlad.Coric@biohavenpharma.com